NEWS RELEASE
FOR IMMEDIATE RELEASE

PICO HOLDINGS, INC. ANNOUNCES CORRECTION TO DATE OF 2019 ANNUAL MEETING OF SHAREHOLDERS

(Carson City, Nevada) - November 6, 2018 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) announced today that its 2019 Annual Meeting of Stockholders will be held in Omaha, Nebraska on Friday, May 3rd at the Durham Museum (and not on May 4th as previously announced). We have found in the past, due to our meeting schedule, that many of our attendees leave for Omaha for the Berkshire Hathaway annual stockholders meeting immediately following our Annual Stockholders Meeting. Our 2019 Annual Meeting of Stockholders will begin at 9:00 am CDT and we will provide a continental breakfast beginning at 8:00 am CDT.

About PICO Holdings, Inc.

As of September 30, 2018, our major investment was Vidler Water Company, Inc., a water resource and water storage business with assets and operations primarily in the Southwestern U.S.

Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Executive Chairman
(775) 885-5000 x 200

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